Exhibit 99.1

Sovran Self Storage, Inc.
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
 July 18, 2016

Sovran Self Storage, Inc. Acquires LifeStorage
Buffalo, New York, July 18, 2016 - Sovran Self Storage, Inc., (NYSE:SSS), a self storage real estate investment trust (REIT) ("Sovran" or the "Company"), announced today that it has completed its acquisition of LifeStorage, LP ("LifeStorage"), a privately-owned self storage operator, for a purchase price of approximately $1.3 billion.  The purchase was funded primarily with the proceeds of a 6.9 million share common stock offering the Company completed in May 2016, and a June 2016 sale of $600 million of 10 year notes with an interest rate of 3.5%.
"The LifeStorage properties are a tremendous addition to our portfolio" said David Rogers, Sovran's Chief Executive Officer.  "We've added 84 Class A stores to our portfolio, 55 of which are in some of our already established key markets.   We've also gained a presence in two new markets:  Las Vegas, NV and Sacramento, CA.  We welcome the managers and staff at all of these stores to our family, and thank the employees at LifeStorage and Sovran for their diligence and hard work these past few weeks to complete this transaction."
The newly acquired facilities will strengthen the Company's strategic position in its existing markets, including the addition of 25 facilities in Chicago, 19 facilities in major Texas markets including eight in Austin and five in Dallas, and three each in Orlando and Los Angeles.  The acquisition also provides entry into Las Vegas with 17 facilities, and Northern California with ten facilities, presenting the Company with immediate scale in both markets, and providing a base from which to pursue the acquisition of additional properties to fuel future growth.
Wells Fargo Securities, LLC acted as lead financial advisor and SunTrust Robinson Humphrey also acted as a financial advisor to Sovran.  Phillips Lytle LLP and Hogan Lovells US LLP served as legal counsel in connection with this transaction.
Citigroup Global Markets Inc. acted as exclusive financial advisor to LifeStorage and Latham & Watkins LLP served as counsel to LifeStorage in connection with the transaction.
FORWARD LOOKING STATEMENTS:
When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.  Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to enter new markets where it has little or no operational experience; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to comply with debt covenants; the future ratings on the Company's debt instruments; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.
About Sovran Self Storage, Inc.
Sovran Self Storage, Inc. is an equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates approximately 650 self storage facilities in 29 states.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.
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